EXHIBIT 99.1

RED OAK CAPITAL HOLDINGS ANNOUNCES Extension TO SEPTEMBER 30, 2024 of Expiration Time of Exchange Offer Relating to

8.5% Senior Secured bonds due 2024

FOR IMMEDIATE RELEASE. Charlotte, NC. (July 29, 2024) – ROCF II Series, a series of Red Oak Capital Fund Series, LLC (the “Company”) today announced that it has extended the expiration time in its previously announced exchange offer (the Exchange Offer”), in which the holders of its outstanding 8.5% Senior Secured Bonds due 2024 (CUSIP No. 756787 AB3) (the “Old Bonds”) were offered the opportunity to exchange all or a portion of their Old Bonds for an equal principal amount of a new issue of 9.5% Senior Secured Bonds due 2028 (CUSIP No. 75679F AA6) (the “New Bonds”). The terms and conditions of the Exchange Offer were set forth in the exchange circular (the “Exchange Circular”), which was an exhibit to a Current Report on Form 1-U filed by the Company with the Securities and Exchange Commission (“SEC”) on April 29, 2024. The Company is the successor by merger to Red Oak Capital Fund II, LLC, the original issuer of the Old Bonds.

The Company had previously extended the expiration time of the Exchange Offer from 5:00 p.m., New York City Time, on June 28, 2024, to 5:00 p.m., New York City Time, on July 31, 2024 (the “Current Expiration Time”). The Company now is further extending the expiration time from the Current Expiration Time to 5:00 p.m., New York City Time, on September 30, 2024 (the “New Expiration Time"). The deadline to validly withdraw tenders of the Old Bonds also was extended to the New Expiration Time. The Exchange Offer now will expire at the New Expiration Time, unless further extended or terminated. The New Expiration Time is subject to earlier termination, withdrawal or extension by the Company in its sole and absolute discretion. We now expect the New Bonds to be issued on October 1, 2024. All other terms of the Exchange Offer remain unchanged.

Neither the Company nor its board of directors or employees have made or are making any representation or recommendation as to whether or not any holder should tender Old Bonds in exchange for New Bonds in the Exchange Offer.

Cautionary Statement Regarding Forward Looking Information

Certain matters discussed in this news release are not historical facts but are forward-looking statements regarding the Company’s intention to complete the Exchange Offer. The Company’s ability to complete the Exchange Offer will depend, among other things, on market conditions, and there can be no assurance that the Company will complete this initiative on the anticipated terms or at all. Risks and uncertainties related to the Exchange Offer and to being an investor in either the Old Notes or the New Notes, are discussed in the Company’s SEC filings, including its Form 1-U relating to the Exchange Offer, which is referenced below. The Company undertakes no obligation to update forward-looking statements.

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Availability of Certain Important Information

The Company filed with the SEC on April 29, 2024 a Current Report on Form 1-U that discloses certain information about (and contains certain documents filed in connection with) the Exchange Offer. The Company also has filed an Annual Report on Form 1-K for the fiscal year ended December 31, 2023. The Form 1-U and Form 1-K contain important financial and other information regarding the Company. The Company recommends that holders of Old Bonds read these documents carefully before deciding whether to tender their Old Bonds in exchange for New Bonds in the Exchange Offer. Holders of Old Bonds and other interested parties may obtain a free copy of these and other relevant documents at the SEC's website, www.sec.gov, or from the Company at:

Red Oak Capital Holdings, LLC

ATTN: Investor Relations

5925 Carnegie Boulevard, Suite 110

Charlotte, NC 28209

980-288-6627

IR@redoakcapitalholdings.com

Additional information concerning the terms of the Exchange Offer and copies of the exchange circular and other documents relating to the Exchange Offer may be obtained from the information agent. The information agent is:

Crescent Securities Group, Inc.

4975 Preston Park Blvd., Suite 820

Plano, TX 75093

Attn: Nick Duren

RedOakExchange@crescentsecurities.com

Banks and Brokers call: (972) 490-0150

Toll free (800) 880-5567

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities. There shall not be any issuance of the New Bonds in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the laws of such state.

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